Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Jennifer Baier (714) 382-2692
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com

Marie Meoli (714) 382-2190
marie.meoli@ingrammicro.com

HOWARD I. ATKINS JOINS INGRAM MICRO BOARD OF DIRECTORS

Banking and insurance executive with solid financial experience appointed to Human Resources, Governance Committees

SANTA ANA, Calif., April 12, 2004 – Ingram Micro Inc. (NYSE: IM) announced today that Howard I. Atkins, executive vice president and chief financial officer of Wells Fargo & Company, San Francisco, has been elected as the ninth member of Ingram Micro’s Board of Directors. He will serve on the Board’s Human Resources and Governance Committees.

     “Howard’s financial expertise and international corporate experience brings an enhanced level of strength to our Board,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “He is a talented financial strategist, with a deep knowledge of capital markets and first-hand experience in complex corporate transactions. He will be an excellent addition to Ingram Micro’s Board of Directors.”

     Atkins has nearly 30 years of financial experience, including more than 12 years as a chief financial officer for financial and insurance institutions. He joined Wells Fargo in his current role in 2001, after serving as executive vice president and chief financial officer for New York Life Insurance Company. Previously, he was chief financial officer at Midlantic National Bank before its merger with PNCBank Corp. He began his career at Chase Manhattan Bank, where he spent 17 years in progressively responsible positions, including leading the bank’s Europe-based foreign exchange and capital markets business. When he left Chase, he was the corporate treasurer.

     Atkins is a native New Yorker who earned a bachelor of science degree in mathematics from City College of New York and a master’s degree in economics from Ohio State University. He is also a director of the Asian Art Museum in San Francisco.

     “My interest in technology has grown since I managed that function at New York Life,” Atkins said. “I’m looking forward to contributing to Ingram Micro as a member of its Board of Directors.”

(more)

2-2-2 Howard I. Atkins Joins Ingram Micro Board of Directors

About Ingram Micro Inc.

     Ingram Micro Inc. is the world’s largest IT distributor. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Ranked 81on the Fortune 500, Ingram Micro generated $22.6 billion in revenues for fiscal year 2003. Visit www.ingrammicro.com.

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